Exhibit 99.1

GREAT LAKES DREDGE & DOCK COMPANY, LLC	9811 Katy Freeway | Suite 1200 Houston, TX 77024 1+ 346.359.1010 | www.gldd.com

February 11, 2026

Subject: Important Company News About Joining the Saltchuk Family of Companies

Dear Great Lakes Colleagues:

This morning, we announced that Great Lakes has reached an agreement to join the Saltchuk family of companies, a privately-held diversified portfolio of more than 30 freight transportation, marine services, and energy distribution companies that includes names you are likely familiar with, such as TOTE, Overseas Shipholding Group (OSG), and Foss Maritime.

It is an exciting time for our Company, as we believe joining Saltchuk positions us for even greater long-term success. While the transaction is compelling for our shareholders and the future growth of our business, most importantly, this acquisition is compelling for our team. Saltchuk is a family-owned company that shares our unique culture, our commitment to excellence in business, and our priority to keep employees’ health and safety paramount.

Why become a private company, and what does this mean?

Over the near term, nothing changes. Until the transaction closes, which we expect to occur in Q2 2026, subject to satisfaction of customary closing conditions, Great Lakes will remain an independent company. After close, we will become a standalone entity within Saltchuk, operating our business in all material respects the same way we do today, only without the burden of being publicly traded.

Great Lakes began in 1890 as a small, private company with a single project. Today, Great Lakes is leading the U.S. dredging industry with the largest, most diverse fleet in the country. In the last few years, we have expanded our fleet with the hopper dredges Galveston Island and Amelia Island and diversified our business by building the first Jones Act-compliant subsea rock installation vessel, opening avenues for growth at home and abroad in the Offshore Energy markets. Through it all, it is our employees who have led the Company to the premier position that it now enjoys.

Saltchuk has a strong record of successful integrations that maintain the operational independence of new acquisitions, which gives us confidence in the ease of our own transition back to private ownership. We want to be appropriately transparent during this time of adjustment and hope the attached press release and FAQs below address some of your most pressing questions. We will also hold a Town Hall meeting on Thursday, February 12 at 9:00 a.m. to answer questions and share more about what this announcement means for the Company and for you as an employee.

I hope you will join me in welcoming these exciting changes for Great Lakes. Together, we have built a respected and highly successful company. The Board of Directors, Great Lakes’ executive team, and I thank you for all you have done, and will continue to do, on behalf of the Company as we enter this new phase of our business.

Best regards,

Lasse Petterson, CEO

FAQs

What was announced today?

We issued a press release this morning to announce that Great Lakes has entered into an agreement to be acquired and taken private by Saltchuk, a family-owned company based in Seattle, Washington. In the next week or two, Saltchuk will commence a tender offer to Great Lakes’ stockholders at $17.00 per share. Our Board of Directors has unanimously approved this transaction and has recommended to the Company’s shareholders that they accept Saltchuk’s offer. If the owners of more than 50% of our outstanding shares accept the offer, and if all other closing conditions are satisfied, the transaction will be complete. We expect the transaction to close in Q2 2026.

Why has Great Lakes decided that this transaction is in the best interest of the Company?

Saltchuk’s offer is a compelling, value-maximizing transaction for our shareholders and an exciting opportunity for the Company. Great Lakes has functioned well as a public company since it first began trading on Nasdaq in December of 2006. Being public, however, has certain disadvantages. Being privately owned will allow us greater flexibility in our operations and the ability to be more competitive by eliminating the significant cost burden associated with being publicly traded. Saltchuk shares our commitment to operating with integrity, transparency, responsibility, and ethics, and to maintaining best-in-class governance and risk management. Transitioning from a public to a private company will not change our values and the way we operate. Still, after the transaction closes, we will benefit from no longer being subject to the SEC reporting regime.

Who is Saltchuk?

Saltchuk, based in Seattle, WA, is a family of diversified freight transportation, marine services, and energy distribution companies with 8,800 employees and annual revenues exceeding $5.6 billion. Their operating companies have distinguished themselves in their respective segments of marine services, domestic shipping, energy distribution, international shipping, air cargo, and energy shipping. Saltchuk is family owned and seeks to create environments where anyone would be proud for their children to work. They do this by focusing on safety, reliability, and long-term commitments to the communities their companies serve.

Why are they the right home for Great Lakes?

What drew us to Saltchuk is their shared commitment to the values that guide our work: prioritizing employee safety above all, conducting business with integrity, and contributing positively to the communities where we operate. Saltchuk takes pride in operational excellence and fosters a culture of mutual respect and collaboration across all their companies—principles that align with our own.

Joining the Saltchuk family will enable us to continue our legacy of delivering safe, reliable, and environmentally responsible service to our customers and the communities we serve with the support of a partner who understands and values what we do. Saltchuk shares our commitment to safety and environmental stewardship, and understands the critical role our specialized fleet and capabilities play in supporting essential infrastructure across the nation.

As we pursue our growth strategy, being part of a larger, privately held organization gives us access to capital to further modernize our dredging fleet and expand in the Offshore Energy markets.

You can find more information about Saltchuk and its companies at www.saltchuk.com.

Why now?

Over the years, Great Lakes has occasionally received interest from private parties. After Saltchuk approached us, it became apparent that Saltchuk’s corporate culture and maritime industry experience were a perfect fit for Great Lakes. After months of discussion and the consideration of alternatives, our Board found that Saltchuk’s offer provides compelling value and is in our shareholders’ best interests.

Why not consider remaining a standalone company, given the company’s financial results and recent stock price performance?

The Board of Directors evaluated the possibility of remaining a publicly held company, as part of its review of financial and strategic alternatives. The Board of Directors firmly believes Saltchuk’s offer, in all cash and at a premium to the Company’s all-time high valuation, represents a compelling and certain value and is in the best interest of Great Lakes shareholders.

Does the acquisition affect our existing growth strategy?

Joining Saltchuk represents an exciting new chapter in Great Lakes’ long history, but it will not change our strategy or how we operate. We will continue to execute the growth strategy we have communicated publicly to our investors. Following the closing, Saltchuk’s deep experience in the maritime sector and interest in expansion will help accelerate our global growth and provide greater resources, flexibility, and scale to continue advancing our strategy and leadership position in dredging and Offshore Energy.

What will change as a result of the transaction?

Nothing changes at this time, and we will remain an independent company until the transaction closes. After the close, we will become a standalone entity within Saltchuk’s family of companies. The biggest change is that upon close, Great Lakes will become a privately owned company and will no longer be publicly listed on Nasdaq.

Will we still be a Jones Act company?

Yes – Saltchuk is a long-time owner of Jones Act businesses, such as TOTE, OSG, and Foss Maritime. Being Jones Act-qualified means, among other things, that U.S. citizens own 75% of our company. Saltchuk is 100% American owned and will own 100% of our company.

Will there be any changes to our executive team or Board of Directors? Will we lose the Great Lakes name?

Lasse Petterson and the rest of the executive team will continue to serve in their current roles. Following closing, a new Board of Directors will be appointed by Saltchuk. We will keep the name Great Lakes Dredge & Dock Corporation. The names of all our subsidiaries, including Great Lakes Dredge & Dock Company, LLC, will remain.

Am I allowed to trade Great Lakes stock before the transaction closes?

Great Lakes’ employees are currently in a Blackout Period that will be in effect until the third day after the Company’s next earnings release, currently scheduled for February 17, 2026. Consistent with our Insider Trading Policy, you may not trade in any securities of the Company during this period. You will receive notice when the Blackout Period is lifted. Once the Blackout Period ends, you may buy or sell Great Lakes stock in accordance with our policies and the rules set by the SEC and Nasdaq.

What happens next? What happens to my Great Lakes stock?

The transaction will involve many steps, but the next one you will notice is the commencement of a tender offer. This is a formal process in which Saltchuk will offer Great Lakes’ shareholders $17 per share to acquire their stock. The offer applies to any shares you currently own. At the time of the acquisition closing, any equity awards you own that are scheduled to vest in 2026, 2027 or 2028 will be accelerated and you will receive cash for those awards promptly following the closing. A pro rata portion of any awards you received in 2026 will vest at closing and the remainder will be converted into awards for cash and subject to their normal vesting schedule.

The transaction will also require a number of regulatory filings, including antitrust clearance. Based on review processes already completed, we do not anticipate any issues and expect the transaction to close in Q2 2026. As we continue through this process, we will communicate updates with you via email and Town Hall meetings.

Will I still have a job with Great Lakes?

Saltchuk has expressed to us their intention to keep operating Great Lakes as a standalone entity, running the business the same way we do today, under the leadership of our existing management team. Because of this, we anticipate there will be little impact to our existing staffing. Further, joining the Saltchuk family of companies, with over 30 operating companies and 8,800 employees across the U.S. and the Caribbean provides potential career opportunities at other Saltchuk companies.

How does this impact our HR processes, compensation and benefit plans?

Until the transaction closes, Great Lakes will continue to operate independently under its current compensation and benefits programs. After close, for the simple reason that the Company’s stock will no longer be available on the public market, we will no longer maintain our Equity Incentive Plans and Employee Stock Purchase Plan. We will work with Saltchuk to ensure that our benefits and compensation programs remain competitive and substantially similar to today. Compensation and benefits for union employees will continue to be governed by the applicable collective bargaining agreement.

Will Great Lakes implement a hiring freeze?

No, it is business as usual. Great Lakes will continue to operate as an independent company, and we will continue to evaluate open positions in the ordinary course.

What if there are questions from Great Lakes’s customers, suppliers, and others?

It is important that we speak with one voice. Your managers will share guidance on how we are communicating this news to our customers and suppliers. Unless explicitly authorized, employees should not speak to external parties, including the media or financial community, under any circumstances. All media inquiries should be directed to Bill Hanson (whhanson@gldd.com) and Laura Johnson (lwjohnson@gldd.com), and financial questions should be directed to Eric Birge (embirge@gldd.com).

When can Great Lakes employees talk with Saltchuk employees?

Between now and the closing of the transaction, both companies will continue to operate as independent organizations. We look forward to introducing you to members of the Saltchuk team, however, there should be no need to engage with Saltchuk employees unless and until you are instructed to do so by your supervisor. After close, the Saltchuk senior leadership team looks forward to visiting Great Lakes and meeting people at our main locations. We will update you with more information as we move forward.

When will there be more information on this transaction? What if I have questions?

We are committed to being appropriately transparent and will continue to share updates as appropriate as we work through the process to close this transaction. As always, feel free to speak with your manager if you have any questions. You may also email questions to mergerquestions@gldd.com.

Thank you for your continued dedication to our customers and operations. We appreciate everything you do, and we ask that you stay focused on the important work at hand as we move through this process together.

Additional Information and Where to Find It

The tender offer for the outstanding common stock of the Company has not yet commenced. The communication materials referenced above are for information purposes only and do not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made only pursuant to an offer to purchase and related materials that Saltchuk and its subsidiary (“Sub”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the tender offer is commenced, Saltchuk and Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to Company stockholders when available, and may also be obtained free of charge by contacting the Company’s Investor Relations Department c/o Eric Birge, Vice President of Investor Relations, Great Lakes Dredge & Dock Corporation, 9811 Katy Freeway, Suite 1200, Houston, Texas, 77024, 313-220-3053 or EMBirge@gldd.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available free of charge under the “Investors—Financials & Filings—SEC filings” section of the Company’s website at gldd.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the tender offer and the merger or the potential benefits of the tender offer and the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s and Saltchuk’s actual results may differ materially from its expectations or projections. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “project,” “contemplate,” “predict,” “potential,” “continue,” “may,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on the Company’s and

Saltchuk’s relationships with employees, governmental entities and other business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require the Company to pay a termination fee; the possibility that competing offers will be made; the outcome of any legal proceedings that may be instituted against the Company and Saltchuk related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the timing of the tender offer; uncertainties as to the number of stockholders of the Company who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger on the anticipated timeframe or at all, including the receipt of regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in the Company’s other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024 and its subsequent Quarterly Reports on Form 10-Q. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at gldd.com under the “Investors—Financials & Filings—SEC filings” or upon request via email to EMBirge@gldd.com. All forward-looking statements contained in this communication are based on information available to the Company and Saltchuk as of the date hereof and are made only as of the date of this communication. The Company and Saltchuk disclaim any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required under applicable law. These forward-looking statements should not be relied upon as representing the Company’s or Saltchuk’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of the Company or Saltchuk.